Exhibit 99.1

FIRST KEYSTONE ANNOUNCES AMENDED

FOURTH QUARTER 2025 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – March 30, 2026 - First Keystone Corporation (OTC: FKYS), parent company of First Keystone Community Bank, reported an increase in interest income by $5,777,000 or 8.1%, as compared to the year ended December 31, 2024. The increase was predominantly due to growth in commercial real estate loans. Total interest expense increased by $405,000 or 1.0% overall mainly due to an increase of $2,225,000 in interest expense related to deposits offset by a decrease of $1,820,000 in interest expense related to short- and long-term borrowings. Interest on short-term borrowings decreased by $1,731,000 as compared to December 31, 2024 mainly due to lower average balances of short-term borrowings throughout 2025 at $132,726,000 vs. $158,422,000 in 2024. The increased deposit interest for the year ended December 31, 2025 is mainly due to an increase of $3,152,000 in expense related to retail CDs and an increase of $1,226,000 in expense related to brokered CDs offset by a decrease of $2,153,000 in expense related to other retail deposits. Retail CD balances have increased $135,733,000 at December 31, 2025 vs. December 31, 2024, with migration of funds from other retail deposit products into CD products throughout 2025. Average brokered CD balances were $108,398,000 for the year ended December 31, 2025 vs. $77,357,000 for the year ended December 31, 2024. The net effect of derivative agreements increased net interest income by $583,000 for the year ended December 31, 2025 and $1,623,000 for the year ended December 31, 2024. The provision for credit losses increased by $3,061,000 as compared to the year ended December 31, 2024 mainly due to two larger charge-offs and the movement to non-accrual of a significant commercial real estate loan completed during the fourth quarter of 2025. The circumstances related to each respective loan were isolated and not indicative of any deterioration in the loan portfolio.

Non-interest income increased by $626,000 or 9.3% for the year ended December 31, 2025 as compared to the same period in 2024. Net securities gains/losses improved by $119,000 to a gain of $224,000 compared to a gain of $105,000 for the year ended December 31, 2024 as a result of changes in the mark-to-market adjustment on held equity securities. Other non-interest income increased $371,000 mainly due to $255,000 in gains from life insurance proceeds realized from a death benefit received during the first half of 2025, a $63,000 increase in gains on sales of mortgage loans, and a $33,000 increase in ATM and debit card fee income.

Non-interest expense decreased by $16,670,000 or 33.0% for the year ended December 31, 2025 as compared to the same period in 2024. The decrease from the same period in 2024 was mainly the result of a full, non-cash, goodwill valuation impairment charge of $19,133,000 completed during the first quarter of 2024 from impairment testing performed as a result of the decrease in the Corporation’s stock price as a triggering event. This decrease was offset by a $651,000 increase in salaries and employee benefits mainly driven by increased costs associated with healthcare, a $453,000 increase in data processing fees due to vendor relationship credits utilized in 2024 that were no longer available to utilize in 2025, $307,000 in other non-interest expense related to a fraud write off associated with a customer account in the first quarter of 2025, and a combined $386,000 increase in furniture, equipment and computers expense related to the replacement of the bank’s ATM fleet.

Income tax expense increased $252,000 during the year ended December 31, 2025, as compared to the same period in 2024 due to higher overall operating income.

Net income for the year ended December 31, 2025 was $6,152,000. Net income per share was $0.99 while dividends totaled $1.12 per share for the year ended December 31, 2025. Net income increased by $19,355,000 as compared to the same period in 2024. The increase was primarily due to the Corporation recognizing goodwill impairment of $19,133,000 in the first quarter of 2024.

Total Assets increased to $1,530,977,000 at December 31, 2025, an increase of $102,394,000 or 7.2% as compared to December 31, 2024. Securities and restricted stocks increased $4,121,000 as compared to December 31, 2024. Deposits increased by $91,557,000 or 8.8% at December 31, 2025 as compared to December 31, 2024. Retail CDs increased by $135,733,000 and other retail deposits decreased by $44,554,000, as the Corporation has experienced a shift from transactional deposits to term deposits. Stockholders’ equity increased $6,278,000 or 5.9% mainly due to an improvement of $6,177,000 in accumulated other comprehensive loss as a result of market value improvement in the current interest rate environment.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Jack W. Jones at 570-752-3671.